As filed with the Securities and Exchange Commission on June 7, 2013

Registration No. 333-177653

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANYON COPPER CORP.
(Exact name of registrant as specified in its charter)

BRITISH COLUMBIA	88-0452792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 408 - 1199 West Pender Street
Vancouver, BC	V6E 2R1
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED 2009 STOCK OPTION PLAN
(Full Title of the Plan)

CAMLEX MANAGEMENT
8275 Eastern Avenue, Suite 200
 Las Vegas, NV 89123
(Name and Address of Agent for Service)

(702) 990-8800
(Telephone Number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ x ]

DEREGISTRATION OF UNSOLD SECURITIES

Canyon Copper Corp. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (file no. 333-177653) (the “Registration Statement”) to deregister certain shares of the Registrant’s common stock, par value $0.00001 per share (the “Common Stock”), that were covered by the Registration Statement for issuance under the Registrant’s Amended and Restated 2009 Stock Option Plan (the “Plan”). The Registrant filed the Registration Statement, which registered 6,839,693 shares of Common Stock to be offered or sold under the Plan, with the Securities and Exchange Commission (the “Commission”) on November 2, 2011.

The Registrant intends to suspend all reporting obligations by filing a Form 15 with the Commission. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister 6,839,693 shares of Common Stock covered by the Registration Statement which remain unissued as of the date of this filing. Upon effectiveness hereof, no shares of Common Stock will remain registered under the Registration Statement for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Canyon Copper Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on June 6, 2013.

CANYON COPPER CORP.

By:	/s/ Benjamin Ainsworth
BENJAMIN AINSWORTH
Chief Executive Officer, President and Secretary
Director
(Principal Executive Officer)
Date: June 6, 2013

By:	/s/ Kurt Bordian
KURT BORDIAN
Chief Financial Officer and Treasurer
(Principal Financial Officer and Principal Accounting
Officer)
Date: June 6, 2013

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer, President,
/s/ Benjamin Ainsworth	Secretary and Director	June 6, 2013
BENJAMIN AINSWORTH	(Principal Executive Officer)

Chief Financial Officer and Treasurer
/s/ Kurt Bordian	(Principal Financial Officer and	June 6, 2013
KURT BORDIAN	Principal Accounting Officer)

/s/ John Kerr		June 6, 2013
JOHN KERR	Director

/s/ James E. Yates		June 6, 2013
JAMES E. YATES	Director